[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act Of 1933, as amended.
Exhibit 10.14
LICENSE AGREEMENT
     This License Agreement (hereinafter referred to as the “Agreement”) made and entered into as of March 15, 2004 (hereinafter referred to as the “Effective Date”) by and between DAIICHI SUNTORY PHARMA CO., LTD., a corporation organized and existing under the laws of Japan and having its registered office at 7-2, Kojimachi 5-chome, Chiyoda-ku, Tokyo 102-8530, Japan (hereinafter referred to as “DSP”) and REPLIDYNE, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal business office at 1450 Infinite Drive, Louisville, Colorado 80027, U.S.A. (hereinafter referred to as “REPLIDYNE”). DSP and REPLIDYNE are sometimes referred to collectively herein as the “Parties” or individually as a “Party”.
WITNESSETH
WHEREAS, Suntory Ltd., Tokyo, Japan (hereinafter referred to as “SUNTORY”) has developed a pharmaceutical compound known as faropenem daloxate (hereinafter referred to as the “Drug Substance”); and
WHEREAS, SUNTORY has licensed the Drug Substance to Wyeth-Ayerst (hereinafter referred to as “WYETH”) for certain territories in the world under the license agreement dated May 27, 1992, which was subsequently terminated on March 22, 1996; and
WHEREAS, SUNTORY has licensed the Drug Substance to Bayer AG (hereinafter referred to as “BAYER”) for certain territories in the world under the license agreement dated June 28, 1999 (hereinafter referred to as “SUNTORY-BAYER License Agreement”); and
WHEREAS, SUNTORY has assigned all of its pharmaceutical business to DSP as of December 27, 2002, including, without limitation, its rights and obligations under the SUNTORY-BAYER License Agreement; and
WHEREAS, BAYER has developed certain scientific information and data relating to Drug Substance and to Drug Products (as hereinafter defined) under the SUNTORY-BAYER License Agreement; and
WHEREAS, DSP and BAYER have terminated the SUNTORY-BAYER License Agreement under the termination agreement dated November 19, 2003, (hereinafter referred to as the “TERMINATION AGREEMENT”); and
WHEREAS, BAYER has agreed to disclose and have DSP or its third party licensee use the BAYER KNOW-HOW (as hereinafter defined) under the TERMINATION AGREEMENT; and

WHEREAS, DSP has developed certain scientific information and data relating to the Drug Substance and to the Drug Products; and
WHEREAS, DSP has transmitted certain information relating to Drug Substance and Drug Products to REPLIDYNE, pursuant to the confidentiality agreements entered into as of June 25, 2003 and October 15, 2003 by and between DSP and REPLIDYNE and the letter of intent entered into as of October 23, 2003, as amended, effective November 30, 2003, between DSP and REPLIDYNE (collectively hereinafter referred to as the “LOI”) for the purpose of REPLIDYNE’s performance of due diligence with respect to the Drug Substance and Drug Products (hereinafter referred to as “Prior Agreements”); and
WHEREAS, REPLIDYNE has expressed its desire to DSP to obtain an exclusive license under the Patents (as hereinafter defined) and the Know-How (as hereinafter defined) to develop and commercialize Drug Products in the Territory (as hereinafter defined) under the terms and conditions of this Agreement, and DSP is willing to grant such a license to REPLIDYNE under such terms and conditions; and
NOW, THEREFORE, for and in consideration of the premises and covenants contained herein, DSP and REPLIDYNE agree as follows:
ARTICLE 1. DEFINITIONS.
     In this Agreement, the following terms shall have the meanings respectively indicated in this Article:
     1.1 “Act” means the United States Federal Food Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.), as amended from time to time.
     1.2 “Affiliates” means any entity which directly or indirectly controls, is controlled by, or is under common control with a specified entity. For purposes of this Section 1.2, an entity is deemed to be in control of another entity if the former has the direct or indirect power to control the management and policies of the latter, whether through ownership of voting securities, by contract, or otherwise.
     1.3 “Applicable Law(s)” means the Act, Regulations and all other applicable laws, rules, regulations and guidelines that apply to the import, export, development, marketing, distribution or sale of Drug Products in the Territory or the performance of either Party’s obligations under this Agreement, to the extent applicable and relevant, including without limitation cGMP (as hereinafter defined) and current Good Clinical Practices standards or similar guidelines promulgated by the Regulatory Authorities.
     1.4 “Approval Letter” means a letter issued by the FDA notifying the approval of a product for commercialization as defined in 21 CFR (hereinafter defined) Section 314.105 in the U.S. or equivalent letter issued by the applicable Regulatory Authority in any other country in the Territory, pursuant to Applicable Laws in each country in the Territory.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

     1.5 “BAYER KNOW-HOW” means the data, information, documentation, know-how and technology, relating to Drug Substance and/or Drug Products which has been generated or acquired, if any, at any time by BAYER and/or its Affiliates, including, but not limited to, (a) regulatory filings, (b) pre-clinical and clinical development protocols, data, and reports, (c) manufacturing process development technical reports and (d) toxicology reports.
     1.6 “CFR” means the United States Code of Federal Regulations, as amended from time to time.
     1.7 “Ciba-Geigy (Novartis) Patents” means the patents owned by Ciba-Geigy (currently Novartis) as listed in Appendix B hereof.
     1.8 “cGMP” means current good manufacturing practices as defined in 21 CFR Sections 210 and 211 and established under the Act and the Regulations, as amended from time to time.
     1.9 “Combination Product(s)” means a Drug Product containing one or more other therapeutically active ingredients in addition to the Drug Substance.
     1.10 “Commercially Reasonable Efforts” means, except as otherwise explicitly set forth in this Agreement, those diligent efforts that an ordinary biotechnology company or pharmaceutical company would reasonably devote to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, consistent with the exercise of prudent scientific and/or business judgment in accordance with generally accepted practices in the pharmaceutical industry.
     1.11 “Competitive Product” has the meaning set forth in Article 15.
     1.12 “Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the right to grant to the other Party access and a license to such information or intellectual property as provided in this Agreement without violating any prior obligations to any Third Party.
     1.13 “Co-Promotion” means the activities of both REPLIDYNE (or REPLIDYNE’s Affiliates) and a Third Party, including if applicable, pursuant to any agreement between the Parties pursuant to Section 8.2, DSP or DSP’s Affiliates, in promoting the Drug Products under the same Trademark (as hereinafter defined) in accordance with the terms and conditions of this Agreement.
     1.14 “Development Plan” means the development plan that provides a written summary description of all planned activities for the Development (as defined in Section 4.1) of the Drug Product to be performed by REPLIDYNE or on behalf of REPLIDYNE within a defined time schedule, based on an initial plan to be prepared by REPLIDYNE within three (3) months of the Effective Date, as may be modified by the Parties pursuant to Section 4.2.
     1.15 “Drug Master File” means the drug master file, as defined in 21 CFR Section 314.420 or successor provision, filed with the U.S. FDA with respect to Drug Substance, and other
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

filings in other countries in the Territory similar to such drug master file which permit DSP to authorize others to rely on the information in such file to support an application for Regulatory Approval of Drug Products.
     1.16 “Drug Product Contract Manufacturer” means a Third Party engaged by or on behalf of REPLIDYNE to produce Drug Product from Drug Substance.
     1.17 “Drug Product(s)” means finished pharmaceutical preparations for human use in all dosage forms containing the Drug Substance as a sole active ingredient or in a Combination Product.
     1.18 “Drug Substance” means the chemical substance identified as faropenem daloxate as its generic name (code number: SUN A0026) and having the chemical structure: (5-Methyl-2-oxo-1,      3-dioxolen-4-yl)      methyl      (5R, 6S)-6-[(R)-1-hydroxyethyl]-2-[(R)-2-tetrahydro-furyl] penem-3-carboxylate.
     1.19 “Drug Substance in the Potency Basis” means the quantity of the Drug Substance divided by one point three nine three (1.393), representing the quantity of active faropenem.
     1.20 “DSP Improvement” means any and all developments, enhancements, modifications, inventions or discoveries in the Field relating to Drug Products for use in the Field, that are developed or created by or on behalf of DSP (other than by REPLIDYNE or its Representatives) at any time during the Term of this Agreement, whether patentable or not, including but not limited to, developments, inventions or discoveries intended to enhance the safety or efficacy of Drug Substance and/or Drug Products, and all intellectual property rights thereto which are necessary or useful for REPLIDYNE to exercise the rights licensed to it under Section 2.1 of this Agreement, but excluding those related specifically to manufacturing of Drug Substance.
     1.21 “DSP KNOW-HOW” means any and all data, information, documentation, know-how and technology, whether patentable or not, relating to Drug Substance and /or Drug Products, including, without limitation, information regarding their stability, pharmacology, toxicology, clinical use, compositions and formulations for administration and any scientific information and data developed by WYETH relating to Drug Substance and to Drug Products; in each case which was generated or acquired by DSP and/or its Affiliates prior to the Effective Date or is generated by DSP and/or its Affiliates during the Term of this Agreement, but excluding those related specifically to manufacturing of Drug Substance.
     1.22 “DSP Logogram” means DSP’s logogram adopted by DSP at any time during the Term of this Agreement.
     1.23 “DSP Patents” means the patent applications and patents listed in Appendix A attached hereto, and patents issuing from such patent applications, and any and all patents and patent applications covering DSP Improvements, in each case including any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions, restorations, additions, revalidations, registrations, confirmations, renewals and
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

counterparts thereof in all countries of the Territory which are necessary or useful for REPLIDYNE in the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of Drug Products in the Territory for use in the Field.
     1.24 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.
     1.25 “Field” means all uses of the Drug Product to treat, ameliorate or prevent infectious diseases in humans.
     1.26 “Good Clinical Practices” means the then current standards for the performance of clinical trials for pharmaceuticals, as set forth in the Act, applicable Regulations and guidance documents promulgated thereunder, as amended from time to time.
     1.27 “Know-How” means the BAYER KNOW-HOW and the DSP KNOW-HOW collectively.
     1.28 “Launch” means the first invoiced sale of a Drug Product by REPLIDYNE, its Affiliates or sublicensees, on a commercial basis to a Third Party (hereinafter defined) (other than a REPLIDYNE sublicensee) in a country of the Territory after Regulatory Approval has been granted by the Regulatory Authority of that country as part of a comprehensive, nationwide commercial introduction of the Drug Product in a manner comparable to the commercial introduction of other community antibiotics in the pharmaceutical industry.
     1.29 “NDA” means New Drug Application filed with the FDA for Regulatory Approval, along with any supplements and/or amendments to any NDA, or any other equivalent application in any country in the Territory other than the U.S.
     1.30 “Net Sales” means with respect to Drug Products which only contain the Drug Substance and no other therapeutically active ingredients, gross sales of REPLIDYNE or its sublicensees of the Drug Products to unaffiliated Third Parties in the applicable country, less:
(a)	bad debts related to the Drug Products; and

(b)	sales returns and allowances, including, without limitation, trade, quantity and cash discounts; and

(c)	any other adjustments, including, but not limited to, adjustments granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs, freight, postage, transportation, and insurance, customs or excise duties, sales tax, consumption tax, and other taxes (except income taxes) or duties relating to sales, and any payment in respect of sales to any governmental authority in respect of any government-subsidized program.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

     Amounts received by REPLIDYNE or its Affiliates or sublicensees for the sale of Drug Products among REPLIDYNE and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.
     In the case of the Combination Products, the Net Sales shall be calculated by multiplying actual Net Sales of the Combination Product (calculated as if such Combination Product did not contain other therapeutically active ingredients) by the fraction A/(A+B) where A is the invoice price of the Drug Product containing only Drug Substance, if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in said country, Net Sales shall be calculated by multiplying actual Net Sales thereof by the fraction A/C where A is the invoice price of the Drug Product containing only Drug Substance, if sold separately, and C is the invoice price of the Combination Product.
     If, on a country-by-country basis, the Drug Product containing only Drug Substance is not sold separately in said country, the Parties shall, in good faith, negotiate and agree upon how to calculate the Net Sales on sales of the Combination Product, with a view to achieving to the greatest extent possible the economic balance and mutual understanding already established between the Parties for calculation of Net Sales on the Combination Product.
     1.31 “NISSO” means Nippon Soda Co., Ltd. which is the contract manufacturer of the Drug Substance for DSP.
     1.32 “Patents” means the Ciba-Geigy (Novartis) Patents and the DSP Patents collectively.
     1.33 “Regulations” means regulations, statutes, rules, guidelines and procedures promulgated by the FDA and any other Regulatory Authority pursuant to the Act or other law applicable to the manufacture, use or sale of the Drug Products in the Territory, including without limitation those regulations currently contained in Title 21 of the CFR.
     1.34 “Regulatory Approval” means authorization granted by a Regulatory Authority to market and sell Drug Products in a country in the Territory that is required before Drug Products may be commercially marketed and sold in such country, including without limitation any pricing and/or reimbursement approval(s) which must be obtained before placing a Drug Product on the market in any country in the Territory in which such approval(s) is required.
     1.35 “Regulatory Authority(ies)” means any regulatory agency, department, bureau, or other governmental entity, including without limitation the FDA, which is responsible for issuing approvals, licenses, registrations, clearances, or authorizations necessary for the manufacture, use, storage, import, transport, marketing or sale of Drug Substance and/or Drug Products in a country in the Territory.
     1.36 “REPLIDYNE Improvement” means any and all developments, enhancements, modifications, inventions or discoveries in the Field relating to Drug Products (but excluding those related to Drug Substance) for use in the Field and under the Control of REPLIDYNE that are developed or created by or on behalf of REPLIDYNE at any time during the Term of this
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Agreement, whether patentable or not, including, but not be limited to, developments, inventions or discoveries intended to enhance the safety or efficacy of Drug Products, and all intellectual property rights thereto which are necessary or useful for REPLIDYNE to exercise the rights licensed to it under Section 2.1 of this Agreement.
     1.37 “Representatives” means, in respect of a Party, its Affiliates, licensees, sublicensees, and their respective employees, agents, consultants, subcontractors and other representatives. DSP’s Representatives shall include NISSO. REPLIDYNE’s Representatives shall include the Drug Product Contract Manufacturer, its sublicensees and other collaborators with respect to the Drug Products.
     1.38 “Sales and Marketing Plan” means the written description of all planned sales and marketing activities for the Drug Product in the Territory in the Field, including the sublicensing strategy, the personnel plan (including its time schedule) related to the recruitment, allocation, and the budget plan necessary to carry out such activities, and commencing at least three (3) months before Launch, a rolling five (5) year sales forecast for Drug Product.
     1.39 “Supply Agreement” means the agreement setting forth the terms and conditions for the supply of Drug Substance from NISSO to REPLIDYNE to be entered into, based upon the terms set forth in the Supply LOI (as hereinafter defined).
     1.40 “Supply LOI” means the supply letter of intent dated March 15, 2004 among DSP, NISSO and REPLIDYNE.
     1.41 “Term of this Agreement” shall mean the period during which this Agreement is in effect with respect to any country in the Territory, on a country-by-country basis, pursuant to Section 16.1.
     1.42 “Territory” means the United States of America and Canada.
     1.43 “Third Party” means any entity other than DSP or REPLIDYNE or an Affiliate of DSP or REPLIDYNE.
     1.44 “Trademark” or “Trademarks” means the trademark or trademarks used solely for Drug Products in any or all countries of the Territory as selected in accordance with the terms of Article 9, whether registered or not in any such countries.
     1.45 “U.S.” or “United States of America” means the fifty (50) states, the District of Columbia, all territories, possessions and commonwealths of the United States, Puerto Rico, Guam and the U.S. Virgin Islands.
ARTICLE 2. LICENSE GRANT.
     2.1 License Grant. Subject to the terms and conditions set forth herein, DSP hereby grants to REPLIDYNE an exclusive (even as to DSP) license, with the right to sublicense as provided in Section 2.4, in the Field, under the Patents and the Know-How:
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

(a) to use the Drug Substance to conduct development of the Drug Product in the Territory and to conduct any development in the Territory;
(b) to use the Drug Substance to conduct development of Drug Products in Other Territories (hereinafter defined), solely for the purpose of obtaining Regulatory Approvals in the Territory, provided that REPLIDYNE obtains the prior written consent of DSP which consent shall not be unreasonably withheld or delayed, until the later of the expiration of the sole negotiation right in Section 2.2 or the completion of any development of Drug Products by REPLIDYNE, its Affiliates or sublicensees, commenced prior to such expiration;
(c) to manufacture, and have manufactured the Drug Products, within the Territory below, from the Drug Substance; and
(d) to use, promote, offer to sell, sell, have sold, import, and export Drug Products in the Territory.
It is also expressly understood that REPLIDYNE is not granted any rights under the Patents or the Know-How except as expressly licensed in the foregoing sentence. It is further expressly understood that said license shall not in any way be interpreted as granting REPLIDYNE a license to manufacture or have manufactured the Drug Substance or to sell the Drug Substance or export the Drug Substance or Drug Products to locations outside of the Territory, except as the Parties may otherwise agree pursuant to Section 2.2 or as provided in Section 2.3.
     2.2 REPLIDYNE Right of Sole Negotiation for Other Territories. DSP also hereby grants REPLIDYNE the sole negotiation right (meaning DSP will not negotiate with any Third Party) to enter into any agreement(s) with DSP regarding the grant of exclusive rights to develop and commercialize Drug Substance and Drug Products in countries outside the Territory but excluding Japan (hereinafter referred to as “Other Territories”). Such sole negotiation right shall commence on the Effective Date and expire two (2) years after the first Launch of the Drug Product in the Territory. In addition, DSP will not itself, or through its Affiliates, commercialize the Drug Product in Other Territories during that time. REPLIDYNE may choose when to commence negotiations regarding such rights by written notice to DSP, with the understanding that DSP will require REPLIDYNE to use diligent efforts regarding the development in Other Territories, Regulatory Approval, launch, and marketing the Drug Product to pursue commercialization in Other Territories promptly following the grant of such rights. If the Parties are able to agree on the terms and conditions of such commercialization rights in Other Territories which terms and conditions shall be independent of the terms and conditions in this Agreement, the Parties will amend this Agreement to reflect such terms. If the Parties are unable to reach an agreement within [ *** ] after REPLIDYNE has elected to commence negotiations with DSP, then DSP may, following the end of such negotiation, itself commercialize Drug Products or negotiate with Third Parties regarding such rights, in each case solely in any country for which DSP and REPLIDYNE were unable to reach agreement. If DSP successfully enters into a license agreement with a Third Party for a country or countries for which DSP and REPLIDYNE were unable to reach agreement, then the Parties shall negotiate in good faith regarding the reasonable terms and conditions relating to DSP’s or its other licensee’s potential
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

use for commercialization in Other Territories of information, know-how, and documentation generated by REPLIDYNE under this Agreement, and reasonable compensation to REPLIDYNE for such access and the coordination of the parties’ activities within and outside the Territory.
     2.3 REPLIDYNE’s Manufacturing of Drug Products in Other Territories. REPLIDYNE may, on a non-exclusive basis, manufacture Drug Products, or have a Drug Product Contract Manufacturer manufacture Drug Products in Other Territories but solely for the purpose of commercialization of Drug Products inside the Territory.
     2.4 Sublicense by REPLIDYNE. REPLIDYNE may sublicense some or all of the rights licensed under Section 2.1 and 2.3 hereof to REPLIDYNE’s Affiliates or Third Parties, with [ *** ]. REPLIDYNE shall include in its agreements with any of REPLIDYNE’s Affiliates and any such Third Party sublicensed under this Section 2.4, provisions that impose obligations that are consistent with the applicable obligations of REPLIDYNE under this Agreement. It is expressly understood that any sublicensing hereunder to any of REPLIDYNE’s Affiliates shall be subject to prior written notice to DSP and any sublicensing hereunder to any Third Parties shall be subject to the prior written approval of DSP, which approval shall not be unreasonably withheld or delayed. REPLIDYNE will notify DSP promptly following REPLIDYNE’s reaching an agreement in principle with a proposed Third Party sublicensee. At DSP’s request, REPLIDYNE will discuss with DSP REPLIDYNE’s proposed arrangement with such Third Party, excluding [ *** ]. It shall be reasonable for DSP to withhold its approval with respect to (a) any proposed Third Party sublicensee that also commercializes Competitive Product within the Territory, (b) any proposed Third Party sublicensee that also commercializes a Competitive Product outside the Territory (if such commercialization outside the Territory could reasonably have a material adverse effect on commercialization of Drug Product within the Territory), or (c) any proposed sublicensing arrangement which DSP reasonably concludes that such sublicensing arrangement will not provide for sufficient development and marketing capabilities to commercialize Drug Product to perform the Sales and Marketing Plan as stipulated in Section 8.1 of this Agreement.
     2.5 Extension of Patents. DSP and REPLIDYNE shall reasonably cooperate in obtaining an extension or restoration of the term of any of the DSP Patents, or in obtaining protection under a supplementary protection certificate or the like, where possible in the Territory. DSP shall bear expenses of such activities.
     2.6 Observance of Applicable Laws. The Parties shall exercise and perform their respective rights and obligations under this Agreement in accordance with the Applicable Laws.
     2.7 Sales Outside the Territory. To the extent not otherwise prohibited by law, REPLIDYNE shall not sell Drug Products to customers outside the Territory or to any party in the Territory which REPLIDYNE has reasonable grounds to believe is likely to export Drug Products outside the Territory. If REPLIDYNE becomes aware that a Third Party in the Territory is exporting Drug Products acquired from REPLIDYNE to a country outside the Territory, then REPLIDYNE shall use Commercially Reasonable Efforts within its legal rights and the remedies afforded by Applicable Laws to deter such Third Party from continuing such
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

exportation. All inquiries or orders received by REPLIDYNE for Drug Products to be delivered to outside Territory shall be referred to DSP.
ARTICLE 3. TECHNOLOGY TRANSFER.
     3.1 Disclosure of Know-How. The Parties acknowledge and agree that DSP shall disclose to REPLIDYNE within two (2) months after the Effective Date the DSP KNOW-HOW which DSP possesses as of the Effective Date and all BAYER KNOW-HOW which has been disclosed to DSP as of the Effective Date, which is necessary or useful for REPLIDYNE to exercise its rights under this Agreement, including, without limitation, the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of Drug Products in the Territory. From time to time thereafter, DSP shall disclose promptly to REPLIDYNE any additional DSP KNOW-HOW that comes into DSP’s possession or Control during the Term of this Agreement. It is expressly understood that prior to the Effective Date hereof, DSP has already disclosed and provided to REPLIDYNE and REPLIDYNE received from DSP a part of the DSP KNOW-HOW and the BAYER KNOW-HOW under the Prior Agreements.
ARTICLE 4. DEVELOPMENT.
     4.1 Development. REPLIDYNE shall use its Commercially Reasonable Efforts to conduct all development activities necessary for obtaining Regulatory Approvals for the Launch and for any subsequent launch of the Drug Product in the Territory in the Field pursuant to the Development Plan (hereinafter referred to as “Development”). The Parties shall have a scientific meeting semi-annually to discuss the scientific matters related to the Development. Development in the United States shall satisfy REPLIDYNE’s obligation to use Commercially Reasonable Efforts with respect to Development in the Territory.
     The Development shall be the responsibility of REPLIDYNE and shall be conducted by REPLIDYNE or its sublicensee(s) or commercial partners at its or their own discretion, expense, and cost, including, but not limited to, the payment of any amounts required to be paid [ *** ]. [ *** ].
     4.2 Modification of Development Plan. If, as the results of Development dictate, REPLIDYNE intends to substantially modify the Development Plan, REPLIDYNE shall notify DSP of such intention and the Parties shall promptly discuss, in good faith, such modification; provided, however, that if the Parties are unable to reach an agreement within sixty (60) days, REPLIDYNE shall have the right to make the final decision with respect to any such modifications.
     4.3 Reports on Development. Commencing six (6) months after a Development Plan is adopted, and every six (6) months thereafter during Development, REPLIDYNE shall furnish DSP with reports in English on the progress and the results of the Development under the then-current Development Plan being carried out by or on behalf of REPLIDYNE, its Affiliates,
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

or its Third Party sublicensees. Such report shall be deemed REPLIDYNE Confidential Information.
     4.4 Use of Data for Development in Other Territories. If DSP desires to commercialize the Drug Product in Japan or in Other Territories, subject to Section 2.2, either itself or through an Affiliate or a Third Party, then upon DSP’s request to REPLIDYNE, the Parties shall negotiate in good faith regarding reasonable terms and conditions under which DSP, DSP’s Affiliates, or any Third Party licensee potentially may use the data, results or information from the Development conducted by REPLIDYNE under this Agreement including the documents for Regulatory Approval in the Territory as further provided in Section 2.2.
     4.5 Compensation [ *** ] for Delay in Launch. The Parties recognize that [ *** ] Delay Compensation (hereinafter defined) in connection with [ *** ]. If it becomes necessary [ *** ], as between DSP and REPLIDYNE, DSP shall be responsible for [ *** ] (which the Parties acknowledge has been caused by BAYER’s halting of development) and REPLIDYNE shall be responsible for [ *** ] (which the Parties acknowledge would be caused by the REPLIDYNE’s development). For the purpose of this Section 4.5, the term “Delay Compensation” shall mean any compensation for [ *** ] in connection with the delay of launch from the date planned by BAYER to a later date, such as, but not limited to, amounts for [ *** ]. DSP represents and warrants that, as of the Effective Date, [ *** ]. Notwithstanding anything that may be interpreted to the contrary in this Section 4.5, in no event will either Party be responsible for payment of any compensation [ *** ] pursuant to this Section 4.5 unless it has individually approved the amount and timing of such compensation pursuant to negotiations and discussions among both Parties [ *** ].
ARTICLE 5. GOVERNMENTAL APPROVAL, REGULATORY ISSUES, PRODUCT REGISTRATION.
     5.1 Filing for Regulatory Approvals. Subject to the terms and conditions of this Agreement, REPLIDYNE shall, in the event that the Development shall be successfully completed, submit to the Regulatory Authorities in such countries of the Territory as REPLIDYNE deems appropriate, application(s) to obtain Regulatory Approval for Drug Products, using Commercially Reasonable Efforts to achieve the timelines set forth in the Development Plan. After submitting any such application, REPLIDYNE shall use its Commercially Reasonable Efforts to obtain such Regulatory Approval from the applicable Regulatory Authorities within the time period set forth in the applicable Development Plan.
     5.2 Amendments or Supplements. Whenever REPLIDYNE submits any application for the Regulatory Approval of a Drug Product, or amends or supplements any such application, REPLIDYNE shall give notice to DSP of the date of such application, amendment or supplement. Within one (1) month of any such notice, REPLIDYNE shall also furnish DSP with a copy of any such application, amendment, or supplement submitted to the applicable Regulatory Authorities in each country in the Territory. Any application, amendment or supplement provided by REPLIDYNE to DSP is for informational purposes only, and may not be used by DSP for any purpose or provided by DSP to a Third Party without the prior written consent of REPLIDYNE except for the case as provided in Section 4.4.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

     5.3 Launch. Within six (6) months after obtaining the Regulatory Approval in a country of the Territory for a particular indication, REPLIDYNE shall use Commercially Reasonable Efforts to Launch Drug Products in such country for such indication.
     5.4 Ownership of Approvals. REPLIDYNE shall own and control all Regulatory Approvals and applications, amendments or supplements underlying any such Regulatory Approval. It is expressly understood that the Drug Master File for the Drug Substance shall be registered and controlled by DSP and/or NISSO and DSP and/or NISSO shall give a reference letter to the Regulatory Authorities in connection with REPLIDYNE’s efforts in seeking Regulatory Approvals and submitting any such applications, amendments, or supplements for Drug Products.
     5.5 Assistance by REPLIDYNE. If DSP desires to commercialize the Drug Product in Japan or in Other Territories, subject to Section 2.2, either itself or through an Affiliate or a Third Party, then at DSP’s request the Parties shall negotiate in good faith regarding reasonable terms and conditions under which REPLIDYNE would potentially provide reasonable assistance to DSP and/or DSP’s Affiliates or DSP’s licensees in obtaining the Regulatory Approvals from Regulatory Authorities for the use, sale or promotion of Drug Products in Other Territories, as further provided in Section 2.2.
ARTICLE 6 . LICENSE FEES AND ROYALTIES.
     6.1 License Fees. In consideration of the rights and benefits granted hereunder, REPLIDYNE shall pay to DSP the following license fees in Japanese yen (hereinafter referred to as “JPY”):
(a) Four hundred million Japanese Yen (JPY 400,000,000) within thirty (30) days after execution of this Agreement;
(b) [ *** ];
(c) [ *** ],
(d) Five hundred million Japanese Yen (JPY 500,000,000) within ninety (90) days after the Launch.
[ *** ]
     6.2 Royalty Payments. In consideration of the rights and benefits granted hereunder, and in addition to the license fees under Section 6.1, REPLIDYNE shall pay to DSP the following royalties:
          6.2.1 Rate of Royalty for the Territory. During the Term of this Agreement, REPLIDYNE shall pay DSP royalties on the Net Sales of Drug Products in the Territory as follows:
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

(i) [ *** ] percent ([ *** ]%) of the Net Sales for the aggregated portion of the Net Sales of the Drug Product in the Territory in a calendar year below [ *** ] U.S. dollars (US$[ *** ]);
(ii) [ *** ] percent ([ *** ]%) of the Net Sales for the aggregated portion of the Net Sales of the Drug Product in the Territory in a calendar year equivalent to or exceeding [ *** ] U.S. dollars (US$[ *** ]) and below [ *** ] U.S. dollars (US$[ *** ]);
(iii) [ *** ] percent ([ *** ]%) of the Net Sales for the aggregated portion of the Net Sales of the Drug Product in the Territory in a calendar year equivalent to or exceeding [ *** ] U.S. dollars (US$[ *** ]) and below [ *** ] U.S. dollars (US$[ *** ]); and
(iv) [ *** ] percent ([ *** ]%) of the Net Sales for the aggregated portion of the Net Sales of the Drug Product in the Territory in a calendar year [ *** ] U.S. dollars (US$[ *** ]) or more;
       For purposes of calculating the applicable royalty rate in Section 6.2.1, Net Sales from those countries in the Territory for which REPLIDYNE is no longer paying royalties shall be excluded from such calculation.
6.2.2 Sustained Release Formulation.
(a) In the event that REPLIDYNE develops a sustained release formulation of the Drug Product (hereinafter referred to as “Sustained Release Formulation”) and pays any royalties and/or license fees for the Third Party’s patent necessary for commercialization of the Sustained Release Formulation, then REPLIDYNE may credit [ *** ] percent ([ *** ]%) of such amounts against the royalties owed to DSP with respect to the Sustained Release Formulation pursuant to Section 6.2.1 during the Term of this Agreement; provided, however, that such credit shall not result in a reduction of such royalties by more than [ *** ] percent ([ *** ]%) of the Net Sales of the Sustained Release Formulation, on an annual basis.
(b) In the event that REPLIDYNE develops the Sustained Release Formulation by using the DSP Know-How, and thereby obtains a Sustained Release Formulation patent registered by REPLIDYNE that effectively excludes all other faropenem products from the market, then,
(i) following the expiration of this Agreement pursuant to Section 16.1, and until the expiration of such Sustained Release Formulation patent, REPLIDYNE shall pay DSP a royalty for such DSP Know-How equal to [ *** ] percent ([ *** ]%) of the Net Sales of such Sustained Release Formulation covered by the REPLIDYNE Sustained Release Formulation patent, and
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

(ii) following the expiration of this Agreement, pursuant to Section 16.1, if REPLIDYNE pays any royalties and/or license fees for the Third Party’s patent necessary for commercialization of the Sustained Release Formulation, then REPLIDYNE may credit [ *** ] percent ([ *** ]%) of such amounts against the royalties owed to DSP with respect to the Sustained Release Formulation pursuant to Section 6.2.2.(b)(i); provided, however, that such credit shall not result in a reduction of such royalties by more than [ *** ] percent ([ *** ]%) of the Net Sales of the Sustained Release Formulation, on an annual basis.
(c) Appendix A includes DSP patent applications claiming a Sustained Release Formulation. Patents issuing from such application would have an expiry date later than the other DSP Patents listed on Appendix A. To clarify, the term described in Section 16.1(a) shall only extend beyond the expiry of such other DSP Patents on Appendix A if and so long as REPLIDYNE actually manufactures, uses or sells a Sustained Release Formulation that is covered by a DSP Sustained Release Formulation patent in such country. REPLIDYNE shall promptly inform DSP or have its sublicensees inform DSP in case it ceases commercialization of the Sustained Release Formulation that is covered by a DSP Sustained Release Formulation patent in Drug Product in such country. Thus, if REPLIDYNE obtains its own Sustained Release Formulation patent and sells a Sustained Release Formulation as described in Section 6.2.2(b), but the product sold by REPLIDYNE does not practice a DSP Sustained Release Formulation patent in such country, then after the other DSP Patents in Appendix A expire and Section 16.1(b) expires the Term of this Agreement shall have expired and royalties, if any, will be due under Section 6.2.2(b) and not under Section 6.2.1.
            6.2.3 Royalty for Ciba-Geigy (Novartis) Patents. In addition to REPLIDYNE’s payments under Section 6.2.1, REPLIDYNE shall pay any royalties owed to Novartis, to be paid through DSP, if any, for the practice by REPLIDYNE of the Ciba-Geigy (Novartis) Patents as listed in Appendix B of this Agreement; provided, however, that the rate of royalty on such patents to be paid by REPLIDYNE for Net Sales in the U.S. shall not exceed [ *** ] percent ([ *** ]%) and that such royalties shall be payable only on Net Sales occurring until the end of the year 2007. DSP shall timely make all such payments due to Novartis in respect of Net Sales of Drug Product.
            6.2.4 Reduction of Royalty Rate. Upon the expiration date of all valid claims of the DSP Patents in a given country that would be infringed by the manufacture, use or sale of the Drug Product actually sold by REPLIDYNE in such country but for the license granted herein, the royalty rate in such country shall be reduced to [ *** ] percent ([ *** ]%) of the royalty rates pursuant to Sections 6.2.1 and 6.2.2(a). Additionally, if during the Term of this Agreement any product containing any form of faropenem as an active ingredient is sold in any country in the Territory by a company other than REPLIDYNE, its Affiliates or sublicensees, then the royalty rate for such country shall be reduced to [ *** ] percent ([ *** ]%) of the royalty rates pursuant to Sections 6.2.1 and 6.2.2(a); provided that if such other product is sold before the expiration of all valid claims of the DSP Patents in such country and such other product infringes at least one such
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

claim, REPLIDYNE is using Commercially Reasonable Efforts to assert any relevant Patents to terminate such sales.
               6.2.5 Rate of Exchange for Royalties. For the purpose of converting to U.S. dollars any other currency in the Territory in which Net Sales are made in order to determine the amount of the royalty payable by REPLIDYNE to DSP under Section 6.2, the rate of exchange to be applied shall be the rate published in The Wall Street Journal, East Coast edition, on the last business day of the applicable calendar quarter during the Term of this Agreement.
               6.2.6 Reports. Each royalty payment under Section 6.2 shall be accompanied by a report showing the total of the REPLIDYNE’s Net Sales during the three (3) month period for which such royalty payment is being made and the calculation of the total royalty payable for such three (3) month period, together with such information as is reasonably necessary to determine how the amount of such royalty payment was calculated.
               6.2.7 Inspection of Records. REPLIDYNE shall keep and maintain accurate and complete records with respect to Net Sales, royalties and the calculation thereof with respect to Drug Products manufactured, distributed and sold by REPLIDYNE in sufficient detail to enable the determination of the royalties payable to DSP. At DSP’s request, REPLIDYNE shall make such records for the preceding three (3) year period available for inspection and audit at a mutually convenient time within normal business hours by an independent auditor appointed by DSP subject to the reasonable approval of REPLIDYNE, and who shall enter into a confidentiality agreement in favor of REPLIDYNE, for the purpose of verifying the reports and payments submitted to DSP. Said inspection and audit shall be limited to no more than one (1) time during each twelve (12) month period. DSP shall bear the cost of any such inspection and audit, provided that if the inspection and audit shows an underpayment of royalties of more than five percent (5%) of the amount paid for the audited period, then REPLIDYNE shall promptly reimburse DSP for all costs incurred in connection with such inspection and audit and shall promptly pay the amount of the underpayment.
     6.3 Payment of License Fees and Royalties. REPLIDYNE shall pay to DSP in a bank account as designated by DSP license fees and royalties due and payable under Sections 6.1 and 6.2. REPLIDYNE shall pay the total royalty accrued under Section 6.2 during each of the three (3) month periods ending on March 31, June 30, September 30 or December 31 of each year, within sixty (60) days after the last business day of such three (3)-month period or portion thereof during the Term of this Agreement. Payment of the royalty under Section 6.2 shall be made in U.S. dollars. Any and all bank charges and other fees incurred by REPLIDYNE in processing such payments shall be borne by REPLIDYNE.
     6.4 Withholding Tax. If any of the payments made or to be made by REPLIDYNE to DSP pursuant to Sections 6.1 and 6.2 of this Agreement become subject to withholding taxes under the laws of the U.S., then REPLIDYNE shall withhold the amount of such taxes for the account of DSP to the extent required by law, and shall pay the amounts of such taxes to the proper governmental authorities in a timely manner and promptly transmit to DSP an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authorities of all amounts withheld sufficient to enable DSP to claim such payment of taxes. REPLIDYNE will provide DSP with reasonable assistance to enable DSP to
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

recover such taxes as permitted by law. Any other taxes imposed upon REPLIDYNE arising out of or in connection with REPLIDYNE’s activities hereunder shall be borne by REPLIDYNE.
ARTICLE 7 . SUPPLY OF DRUG SUBSTANCE.
        7.1 Supply of Drug Substance. As of the Effective Date, the terms and conditions for the supply of the Drug Substance shall be stipulated in the Supply LOI, which shall be     superceded by the Supply Agreement.
          7.2 Compensation for [ *** ].
          (a) If this Agreement is terminated by REPLIDYNE before [ *** ] the Drug Product for any reason whatsoever, but excluding termination by REPLIDYNE due to DSP’s material breach pursuant to Section 16.2, DSP’s bankruptcy, insolvency or the like pursuant to Section 16.5, or DSP’s failure to obtain agreement from an Acquiring Party pursuant to Section 16.6, then, [ *** ], REPLIDYNE shall [ *** ] as a result of such termination by REPLIDYNE such amount not to exceed [ *** ] Japanese Yen (JPY [ *** ]). REPLIDYNE shall establish a commercially reasonable mechanism for securing REPLIDYNE’s financial ability to make such payment or obtain an insurance, upon the signing of this Agreement, which enables REPLIDYNE to finance the aforementioned payment.
          (b) [ *** ]
ARTICLE 8. SALES PROMOTION / MARKETING.
          8.1 Sales and Marketing Plan. Three (3) months prior to the estimated date of initial NDA filing in the Territory, the Parties shall form a marketing committee which consists of each of its appropriate representatives designated by each Party (hereinafter called the “Marketing Committee”) and shall meet annually. The Marketing Committee shall create and review the Sales and Marketing Plan prior to the submission of the initial NDA filing in the Territory. The Marketing Committee shall promptly discuss, in good faith, the Sales and Marketing Plan and update such plan before the end of November of each calendar year, provided, however, that REPLIDYNE shall have the right to make the final decision with respect to the Sales and Marketing Plan. REPLIDYNE shall use its Commercially Reasonable Efforts to conduct all sales and marketing activities in accordance with the Sales and Marketing Plan.
          8.2 Co-Promotion. In the event that REPLIDYNE intends to enter into a Co-Promotion agreement for Drug Products in any country in the Territory, DSP shall have the right of first negotiation for such Co-Promotion by DSP’s Affiliates in such country in the Territory. REPLIDYNE shall notify DSP if it intends to enter into a co-promotion agreement with a Third Party in any country in the Territory. DSP shall have a period of thirty (30) days from receipt of such notice (hereinafter referred to as “DSP Notice Period”) to provide to REPLIDYNE with a term sheet setting forth DSP’s Affiliate’s proposed terms for a Co-Promotion agreement with REPLIDYNE in such country. If prior to the end of the DSP Notice Period, REPLIDYNE receives a term sheet from DSP’s Affiliate, then REPLIDYNE and DSP’s Affiliate, for a period of sixty (60) days or such longer period of time as may be mutually
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

agreed to by the Parties in writing (hereinafter referred to as “Negotiation Period”), shall negotiate in good faith a definitive Co-Promotion agreement upon mutually agreeable terms and conditions. If REPLIDYNE and DSP’s Affiliate fail to execute such definitive Co-Promotion agreement by the end of the Negotiation Period or if DSP fails to provide REPLIDYNE with a term sheet by the end of the DSP Notice Period, DSP’s right of first negotiation with respect to any Co-Promotion arrangement for such country in the Territory shall terminate. DSP’s rights under this Section 8.2 shall apply only to the extent consistent with, and shall be subject to, (a) REPLIDYNE’s obligations under its agreements with Third Parties, and (b) any rights that REPLIDYNE may grant to Third Party sublicensees with which REPLIDYNE agrees to develop and commercialize Drug Products, or to which REPLIDYNE grants a sublicense for the development and commercialization of Drug Products.
          8.3 Failure to Meet Sales and Marketing Plan.
               (a) In the event that REPLIDYNE and its sublicensees, fail for two (2) consecutive calendar years to substantially perform the planned sales and marketing activities of the Drug Product stipulated in the Sales and Marketing Plan, including the sales forecast in the Sales and Marketing Plan, for reasons other than those beyond their reasonable control, DSP shall so notify REPLIDYNE and the Parties shall promptly discuss the matter in good faith for up to [ *** ] months following REPLIDYNE’s receipt of such notice. Within [ *** ] days after expiration of such [ *** ] month period, if the Parties do not otherwise agree, upon written notice to REPLIDYNE, DSP may alter the exclusive license granted to REPLIDYNE under this Agreement to become a non-exclusive license. In calendar years in which REPLIDYNE and its sublicensees have been selling Drug Product for a full twelve (12) months, “substantially perform” shall mean [ *** ].
               (b) If the license becomes non-exclusive, REPLIDYNE shall no longer have the first right under Section 10.2 to bring a suit or action for infringement of the Patents in the Territory and the Parties shall no longer be bound by Article 15. In addition, REPLIDYNE shall grant to DSP, a non-exclusive, royalty-bearing license to use the information, know-how, and documentation generated by REPLIDYNE under this Agreement in connection with the development and commercialization of Drug Product. DSP may sublicense the foregoing rights upon prior written notice to REPLIDYNE. In consideration for the rights granted to DSP, DSP shall pay REPLIDYNE a royalty equivalent to [ *** ] percent ([ *** ]%) of net sales of Drug Product by DSP, its Affiliates or sublicensees.
ARTICLE 9 PATENTS AND TRADEMARKS.
          9.1 Maintenance of Patents. DSP shall, at its expense and on a timely basis in each country in the Territory: (a) use Commercially Reasonable Efforts in all countries in the Territory to file DSP Patents and the DSP Logogram; (b) pay all fees and file all documentation and other materials required by any governmental authority in each applicable country to maintain and/or renew the DSP Patents and DSP Logogram; and (c) diligently seek strong and broad claims under the DSP Patents and use Commercially Reasonable Efforts to otherwise maintain the DSP Patents and DSP Logogram in all countries in the Territory. DSP shall provide REPLIDYNE with copies of all correspondence, documentation and/or submissions provided to, and received from the U.S. Patent and Trademark Office and other comparable governmental
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

authorities relating to the DSP Patents and/or DSP Logogram. DSP and its attorneys or agents shall consult with REPLIDYNE in all aspects of the prosecution and maintenance of the DSP Patents in the Territory and shall provide REPLIDYNE sufficient opportunity to comment on any related document that DSP intends to file or to cause to be filed with the relevant governmental authority in advance of such filing. Any actions recommended by REPLIDYNE for such purpose will not be unreasonably denied or delayed by DSP.
          9.2 Abandonment of Patents. DSP shall provide REPLIDYNE timely notice (not to be less than 60 days or if imposed by a Regulatory Authority, a lesser but reasonable shorter period of time) before abandoning any DSP Patent and/or the maintenance of any such DSP Patent in any country in the Territory. If requested by REPLIDYNE, DSP shall transfer ownership of such DSP Patent to REPLIDYNE free of charge, and shall take such action as is reasonably necessary to avoid abandonment of such DSP Patent. DSP shall assign its rights to and provide reasonable assistance to REPLIDYNE in connection with any such transfer and assignment, at REPLIDYNE’s expense. Thereafter, REPLIDYNE shall have the sole right but not the obligation to maintain and/or prosecute, as the case may be any such DSP Patent.
          9.3 Selection and Ownership of Trademarks. All of the Trademarks to be used by REPLIDYNE on Drug Products shall be selected by REPLIDYNE in consultation with DSP and shall be owned by REPLIDYNE on a worldwide basis, with the final decision on any such selection resting with REPLIDYNE. Prior to selecting any Trademark, REPLIDYNE shall submit to DSP a reasonable number of candidates for such Trademark, and, if DSP so requests, the results of searches and analyses and reports relating to the use of the proposed candidates that are reasonably determined by REPLIDYNE. REPLIDYNE shall obtain at its own expense and on its own responsibility such searches, analyses and reports regarding use of such candidates for such Trademark. REPLIDYNE shall be responsible for the registration and maintenance, at its expense, of the selected Trademark(s). It is expressly understood that nothing in this Article is a warranty or representation by REPLIDYNE as to the successful registration of the Trademark.
          9.4 License of DSP Logogram. Subject to Applicable Laws and provided that there is adequate space, REPLIDYNE shall use on Drug Products and certain of their “labels”, “packaging”, literature, advertising and other printed materials to be mutually agreed the DSP Logogram as provided in Section 11.1. As used in this Agreement, “labels” or “labeling” means labels and other written, printed or graphic matter, including without limitation artwork upon the Drug Product(s) or any container utilized with the Drug Products. As used in this Section 9.4 “packaging” means containers, cartons, shipping cases, package inserts or other similar material used in packing or accompanying the Drug Products. Subject to the terms and conditions of this Agreement, DSP grants to REPLIDYNE a non-exclusive royalty-free license, with the right to sublicense, to use the DSP Logogram on Drug Products licensed to REPLIDYNE in Section 2.1 and in connection with the marketing, promotion, and sale of Drug Products in the Territory during the Term of this Agreement, and REPLIDYNE accepts such license subject to the terms and conditions of this Agreement.
          9.5 DSP’s Rights to the Trademark. If DSP desires to commercialize the Drug Product in Japan or in a certain country in Other Territories subject to Section 2.2, either itself or through an Affiliate or a Third Party, and DSP desires to use the Trademark for such purpose, then, upon DSP’s request the Parties shall negotiate in good faith regarding the reasonable terms
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

and conditions under which REPLIDYNE potentially would transfer to DSP the registration and ownership to such Trademark for such country.
          9.6 DSP’s Rights to Other Marks. If REPLIDYNE obtains any rights with regard to any symbols, package designs or other marks relating to Drug Products other than the Trademark, then subject to the rights of any Third Party in any of the foregoing, DSP and REPLIDYNE shall negotiate in good faith regarding reasonable terms and conditions under which DSP potentially may use, on a non-exclusive basis, such symbol, package design or other marks for Drug Products for Japan or other countries outside the Territory as further provided in Section 2.2.
9.7 Miscellaneous Matters on Trademarks and DSP Logogram.
     (a) REPLIDYNE agrees that it will do nothing inconsistent with DSP’s ownership of the DSP Logogram and that all use of the DSP Logogram by REPLIDYNE shall inure to the benefit of and be on behalf of DSP. REPLIDYNE agrees to assist DSP in providing and recording any documents reasonably necessary for maintaining and perfecting DSP’s rights in the DSP Logogram, including, if necessary, recording this Agreement with the appropriate governmental authorities, if requested by DSP and at DSP’s expense. REPLIDYNE agrees that nothing in the licenses granted to REPLIDYNE hereunder or in this Agreement shall give REPLIDYNE any right, title or interest in the DSP Logogram, other than the right to use the DSP Logogram in accordance with the terms of the license granted to REPLIDYNE under this Agreement and under the terms of this Agreement, and REPLIDYNE agrees that it will not challenge the title of DSP to the DSP Logogram or the validity of the licenses to use the DSP Logogram granted herein.
     (b) REPLIDYNE shall submit to DSP copies of representative samples of REPLIDYNE’s use of labels, packaging, literature, advertising, promotional or other materials which use the DSP Logogram for purposes of maintaining the quality standards associated with the Drug Products and the name, reputation and goodwill of DSP. Upon DSP’s request, REPLIDYNE shall submit representative samples of each new use of the DSP Logogram. REPLIDYNE agrees to permit upon reasonable prior notice reasonable inspection of REPLIDYNE’s operations to confirm use of the DSP Logogram. REPLIDYNE agrees to comply with DSP’s quality control standards with respect to REPLIDYNE’s use of the DSP Logogram. If DSP notifies REPLIDYNE in writing of any deficiencies or departures from such standards, REPLIDYNE shall promptly correct same. REPLIDYNE covenants during the Term of this Agreement that the DSP Logogram will be used in accordance with the quality standards of an established, reputable pharmaceutical company, consistent with industry standards. Any review under this Article 9 shall be consistent with standards established and exercised by DSP for its own trademarks.
     (c) Prosecution of infringement of any Trademarks or the DSP Logogram and any infringement claimed by Third Parties shall be in accordance with the terms and conditions of Article 10.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

     (d) Upon termination of this Agreement for any reason (including expiration of the Term of this Agreement), REPLIDYNE agrees to immediately discontinue all use of the DSP Logogram, except as permitted in connection with the sale of inventory as provided in Section 17.1(c), and REPLIDYNE agrees that it shall not use any logo, mark or symbol that is similar to the DSP Logogram on any other pharmaceutical products other than the Drug Product during the Term of this Agreement, unless otherwise agreed by the Parties pursuant to Section 16.1 hereof. Upon such termination and subject to Sections 16.1 and 17.1(c), REPLIDYNE shall cooperate with DSP and use its Commercially Reasonable Efforts to destroy all labels, packaging, literature, advertising materials or any other materials bearing DSP Logogram.
ARTICLE 10 INFRINGEMENT, ENFORCEMENT, AND DEFENSE.
10.1 Notification of Infringement. Whenever either Party becomes aware of the possible infringement of any Patent or Trademark by a Third Party, it shall promptly notify the other Party of any such infringement and shall provide such other Party with any available evidence of such infringement.
10.2 Infringement Action by REPLIDYNE. REPLIDYNE shall have the first opportunity, but not the obligation, to bring any suit or action for infringement of the Patents or the Trademark in the Territory. [ *** ]. It is expressly understood that REPLIDYNE shall not have the right to enforce the Patents beyond the scope of its exclusive license hereunder. DSP shall have the right, but not the obligation, at its cost to join as a party, provided, however, that DSP agrees to be joined as a party plaintiff if REPLIDYNE finds it legally necessary to join DSP. REPLIDYNE shall have control over such suit or action, provided that REPLIDYNE consults with DSP with respect to any such suit or action. REPLIDYNE shall not settle such action in any manner that includes the grant of a sublicense or otherwise affects DSP’s rights in the DSP Patents without the prior written consent of DSP in accordance with Section 2.4, which consent shall not be unreasonably withheld or delayed. DSP shall execute all papers necessary and perform such other acts as may reasonably be required by REPLIDYNE in connection with the filing or prosecution of the infringement suit or action at REPLIDYNE’s expense. In the event that monetary damages or other payments are awarded or obtained by REPLIDYNE whether by judgment, award, decree, settlement or otherwise, as a result of any infringement action brought by REPLIDYNE, the money actually received shall be applied first to the costs and expenses (including reasonable attorneys’ fees) incurred in the action by either or both of the Parties. Any balance remaining after reimbursement of each Party’s costs and expenses in such action shall be [ *** ]. If the suit or action for infringement results in the grant of a sublicense to authorize future sales, such sublicense shall be subject to Section 2.4.
10.3 Infringement Action by DSP. In the event that REPLIDYNE fails to or elects not to commence an infringement suit or action as set forth in Section 10.2 or settlement negotiations with the alleged infringer within sixty (60) days after: (a) receiving notification from DSP of any such infringement or (b) sending notice to DSP of such action, as applicable, DSP shall have the right, but not the obligation, to bring an appropriate suit or action against the Third Party infringer within the relevant jurisdiction [ *** ]. If requested, REPLIDYNE shall provide reasonable assistance in the prosecution of such suit or action at DSP’s expense, and REPLIDYNE shall have the right, but not the obligation, at its expense to join as a party in any
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

infringement action brought by DSP. DSP shall not settle such action in any manner that grants a license or otherwise conflicts with the rights granted to REPLIDYNE pursuant to this Agreement without the prior written consent of REPLIDYNE which consent shall not be unreasonably withheld or delayed. In the event that monetary damages or other payments are awarded or obtained by DSP whether by judgment, award, decree, settlement or otherwise, as a result of any infringement action brought by DSP, the money actually received shall be applied first to the costs and expenses (including reasonable attorneys’ fees) incurred in the action by either or both of the Parties. Any balance remaining after reimbursement of each Party’s costs and expenses in such action shall be [ *** ]. If the suit or action for infringement results in the grant of a sublicense to authorize future sales, such sublicense shall be subject to Section 2.4.
          10.4 Infringement Claimed by Third Parties. In the event a Third Party commences or threatens to commence any suit or action against a Party, alleging infringement of such Third Party’s intellectual property rights by the development, manufacture, having manufactured, use, marketing, promotion, distribution, commercialization, sale, offer to sell, having sold, export or import of Drug Products by REPLIDYNE, its Affiliates or its sublicensees or DSP or DSP’s Affiliates in the event such DSP’s Affiliate enters into a Co-Promotion agreement in accordance with Section 8.2, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party (hereinafter referred to as “Infringement Notice”). REPLIDYNE shall have the right, but not the obligation, to control the defense and settlement of any such suit or action, provided that REPLIDYNE notifies DSP that it intends to exercise such right at the time REPLIDYNE gives DSP the Infringement Notice, or if REPLIDYNE is not the Party giving the Infringement Notice, then within thirty (30) days after receipt of the Infringement Notice from DSP. If REPLIDYNE fails to notify DSP of its intent to exercise such right within such thirty (30) day time period or if REPLIDYNE notifies DSP within such thirty (30) days that it does not intend to exercise such right, DSP shall then control the settlement and defense of any such suit or action solely on its own behalf, but not on behalf of REPLIDYNE, its Affiliates or sublicensees. Either Party shall not have the right to settle any such suit or action in any manner that includes the grant of a license in the Territory or that could have any adverse effect on the other Party without the prior written consent of such other Party which consent shall not be unreasonably withheld or delayed. [ *** ].
ARTICLE 11 LICENSE MARKING.
          11.1 Package and Label Marking. Subject to any Applicable Laws and sufficient space, REPLIDYNE shall specify on certain packaging and labels used in connection with Drug Products to be mutually agreed, that Drug Products are manufactured and sold by REPLIDYNE under the license from DAIICHI SUNTORY PHARMA CO., LTD., Tokyo, Japan, together with the DSP Logogram., subject to Section 9.4. The place and manner of such information and DSP Logogram shall be mutually agreed. The Parties agree that such approval shall not be withheld if REPLIDYNE uses such information and DSP Logogram in accordance with DSP’s normal practices (a copy of which shall be provided to REPLIDYNE after execution of this Agreement). Notwithstanding anything to the contrary contained herein, the sales, advertising and promotional literature and other materials in the Territory will only bear REPLIDYNE’s name and logo, except that if DSP’s Affiliates enter into the agreement to co-promote in the designated countries in accordance with Section 8.2 of this Agreement, such literature and materials shall
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

include both DSP Affiliates’ and REPLIDYNE’s names and logos, in a manner mutually agreed upon by the Parties, subject to Applicable Laws and sufficient space.
          11.2 Patent Marking. Subject to any Applicable Laws and sufficient space, REPLIDYNE shall mark or cause to be marked in a commercially reasonable manner on all packaging and package inserts for Drug Products manufactured by on or on behalf of REPLIDYNE under this Agreement that Drug Products are manufactured under the protection of the applicable Patents.
ARTICLE 12 EXCHANGE OF INFORMATION.
          12.1 Exchange and Use of Information. Subject only to the restrictions of the Applicable Laws, each Party shall submit to the other Party information and data relating to Drug Substance and Drug Products, which it considers useful to the other Party, such as formulation methods, preparation methods, administration methods, clinical applications, information and data of Development, and examples of sales promotion, obtained by it during the Term of this Agreement. REPLIDYNE shall have the right to use and have used such information and data received from DSP to exercise the rights licensed under Section 2.1, subject to its obligations to keep such information secret and confidential to the extent provided in Section 14.1. Also, DSP shall have the right to use and have used the information and data received from REPLIDYNE, including, but not limited to, any information and data provided to DSP by REPLIDYNE, for the purpose of commercialization of Drug Products in Other Territories subject to the terms of Section 2.2 and Section 4.4 and DSP’s obligations to keep such information secret and confidential to the extent provided in Section 14.1.
          12.2 Adverse Events. The Parties shall promptly provide each other with necessary information and data relating to adverse events, regardless of causality, associated with the use of Drug Substance or Drug Products or other forms of faropenem, received by or reported to the Parties from any sources anywhere in the world during the Term of this Agreement, in accordance with the written reporting procedure to be separately agreed upon by the Parties.
ARTICLE 13 REPLIDYNE INTELLECTUAL PROPERTY.
          13.1 REPLIDYNE Intellectual Property. REPLIDYNE shall own and reserve all rights in and to any data, inventions, discoveries, improvements, REPLIDYNE Improvements, intellectual property, derivative works and/or any other work product, whether patentable or not, developed hereunder by REPLIDYNE or on behalf of REPLIDYNE by any of its Representatives (collectively, “REPLIDYNE Intellectual Property”). DSP acknowledges and agrees that it has no rights to REPLIDYNE Intellectual Property except as provided in Section 13.2 hereof.
          13.2 License to DSP on REPLIDYNE Improvements. If DSP desires to commercialize the Drug Product in Japan or subject to Section 2.2, in Other Territories, either itself or through an Affiliate or a Third Party, and DSP desires to use REPLIDYNE Improvements for such purpose, then DSP and REPLIDYNE shall negotiate in good faith regarding reasonable terms and conditions under which DSP potentially may be granted such rights.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

          13.3 Patent Application for REPLIDYNE Improvements. If REPLIDYNE files a patent application on a REPLIDYNE Improvement, then REPLIDYNE shall promptly after receiving the filing certificate provide DSP with a copy of said application, which shall be REPLIDYNE’s Confidential Information, subject to the terms of Article 14. Within nine (9) months of filing an original application on a REPLIDYNE Improvement, REPLIDYNE shall inform DSP of the countries in which REPLIDYNE intends to file counterpart applications. DSP in its sole discretion may request that REPLIDYNE file, in the name of DSP, one or more patent applications, at DSP’s own expense, in any countries which REPLIDYNE does not intend to file a counterpart patent application. DSP shall provide reasonable cooperation to REPLIDYNE, at DSP’s expense, in connection with the prosecution of such application after it has been filed. Notwithstanding anything to the contrary contained in this Section 13.3, DSP shall not be entitled to request that REPLIDYNE file any such patent applications in any countries in which REPLIDYNE does not intend to file such counterpart application, if the original application is designated as not for publication.
          13.4 Abandonment of Patent Application for REPLIDYNE Improvement. REPLIDYNE shall provide timely notice to DSP before abandoning any patent or patent application on a REPLIDYNE Improvement. If requested by DSP and at DSP’s expense, REPLIDYNE shall transfer ownership of such patent or patent application to DSP, and shall take such action as is reasonably necessary to avoid abandonment of such patent or patent application REPLIDYNE shall assign its ownership rights in respect to any such patent or patent application and shall provide reasonable cooperation to DSP, at DSP’s expense, in connection with the prosecution of such application after it has been assigned. DSP shall not assert and shall not authorize any Third Party (pursuant to an assignment, license agreement, or otherwise) to assert any claim, action, or cause of action based upon the purported or actual infringement of any patent assigned to DSP pursuant to this Section 13.4, against REPLIDYNE, its Affiliates, or their licensees, customers, agents and contractors. If DSP assigns ownership of any such patent to a Third Party, DSP shall on or before the effective date of such assignment, obtain and provide to REPLDYNE the written agreement of such Third Party and its Affiliates (and any subsequent assignees and such subsequent assignees’ Affiliates) to comply with and be bound by the foregoing.
ARTICLE 14 SECRECY.
          14.1 Secrecy. Each Party shall keep secret and confidential any information and data of the other Party, including but not limited to the Know-How, received from the disclosing Party under this Agreement or under the Prior Agreements, (hereinafter referred to as “Confidential Information”) and shall not use such Confidential Information for any purpose other than for the purposes permitted in this Agreement, except as otherwise expressly authorized herein, provided that a Party shall have no obligation to maintain the secrecy of Confidential Information which:
(a) at the time of disclosure by the disclosing Party is in the public domain;
(b) after disclosure by the disclosing Party enters the public domain through no improper conduct of the receiving Party;
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

(c) prior to disclosure by the disclosing Party was already in the possession of the receiving Party as evidenced by the receiving Party’s written records;
(d) subsequent to disclosure hereunder is obtained by the receiving Party from Third Parties who are lawfully in possession of such information and data and are not subject to an obligation to refrain from disclosing such information and data to others; and
(e) is required to be revealed under compulsion of law, provided that the Party under a legal compulsion to disclose the Confidential Information makes every effort to preserve the confidentiality of the information and also provides the other Party sufficient prior notice of the disclosure, so that such other Party shall have an opportunity to take whatever action it deems necessary or desirable to protect its Confidential Information.
14.2 Exceptions. Notwithstanding the provisions of the preceding Section 14.1, a Party shall be entitled to disclose Confidential Information for the purpose of implementing this Agreement to any of the following:
                  (a) the Party’s employees and Representatives who have a need to know, provided the recipients have been informed of and are bound to the secrecy obligations of this Agreement;
                  (b) REPLIDYNE’s Affiliates, and actual or potential investors, contract manufacturers, contract research organizations, professional service providers, distributors, sublicensees and the like, or DSP’s Affiliates or their employees who have a need to know, to the extent they are involved in the Development, manufacturing, sale and marketing of Drug Products, provided the recipients have been informed of and are bound to secrecy obligations substantially similar to those in this Agreement; and
                  (c) Regulatory Authorities which have been advised of the confidential status of the Confidential Information, provided all necessary procedures are followed to preserve confidentiality.
In addition, prior to the anticipated Launch, the Parties shall mutually discuss and agree upon the reasonable disclosure of any Confidential Information necessary to be disclosed in connection with REPLIDYNE’s, its Affiliates’ and sublicensees’ sales and marketing activities.
14.3 Survivorship. The obligations in this Article 14 shall survive for a period of five (5) years after the expiration or termination of this Agreement.
ARTICLE 15 NON-COMPETITION.
With respect to any country in the Territory, during [ *** ] of this Agreement, neither REPLIDYNE, its sublicensees and its Affiliates nor DSP shall market, sell, offer to sell, distribute or import in or into such country, any product, except for Drug Products, that is [ *** ] of an antibiotic [ *** ] (hereinafter referred to as “Competitive Product(s)”); provided, however, that a Party shall not be deemed in breach of this Article 15 if either Party, as the case may be, acquires a
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Competitive Product through a merger or acquisition by or of a Third Party and (i) such product has less than [ *** ] percent ([ *** ]%) of the market share in the Territory of all [ *** ] of antibiotics [ *** ] and (ii) the surviving entity does not promote the Competitive Product actively, and further provided that in case DSP is merged or acquired by its Affiliate, such merging or acquiring Affiliate shall not be bound by this Article15; however, in such event the Parties shall mutually agree upon a mechanism for ensuring that information provided by REPLIDYNE under this Agreement is not provided to the group within such Affiliate that is responsible for marketing the Competitive Product(s). In addition, excluding the case of Co-Promotion stipulated under Section 8.2 of this Agreement, DSP shall not itself, and shall not license or transfer rights to any Affiliate or a Third Party to, market, sell, offer to sell, distribute or import in any country in the Territory any faropenem containing product (including, but not limited to Drug Substance for use outside the Field) during the Term of this Agreement.
ARTICLE 16 DURATION AND TERMINATION.
     16.1 Duration. This Agreement shall become effective on the Effective Date and shall, unless sooner terminated as hereinafter provided in this Article 16, continue in full force and effect, on a country-by-country basis, in each country in the Territory until:
     (a) the expiration date of all valid claims of all Patents (but such expiration date being subject to subsection (c) of Section 6.2.2) licensed to REPLIDYNE which Patent would be infringed by the manufacture, use or sale of the Drug Product by REPLIDYNE actually undertaken in such country but for the license granted to REPLIDYNE hereunder and all periods of extended commercial exclusivity for the Drug Product granted under any laws or regulations in such country in the Territory for the Drug Product actually manufactured, used or sold by REPLIDYNE, or
     (b) for a period of twelve (12) years from the date of the first commercial sale of a Drug Product in such country in the Territory, which ever is longer.
Upon expiration of this Agreement for any country in the Territory, REPLIDYNE shall thereafter have an irrevocable, fully paid-up, non-exclusive license under the Patents and Know-How for such country in the Territory, provided, however, that in the event that REPLIDYNE continues to use the Know-How for the commercialization of the Sustained Release Formulation product pursuant to Section 6.2.2(b) following the expiration of this Agreement in such country, REPLIDYNE shall pay DSP royalties pursuant to Section 6.2.2(b). Further provided that if REPLIDYNE desires to continue to purchase Drug Substance from DSP following the expiration of this Agreement, the Parties shall also discuss in good faith the terms and conditions for the extension of the Supply Agreement, which such negotiation shall commence no later than one (1) year prior to the expiration of this Agreement.
     16.2 Termination due to Material Breach. In the event of any material breach of this Agreement by either Party, the Party not in breach shall be entitled to dispatch to the Party in material breach a demand for correction of such material breach within a stipulated, reasonable period, which period shall not be less than sixty (60) days following the date of receipt of the
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

written demand. If the Party in material breach as aforesaid fails to correct the material breach within the stipulated, reasonable period or such longer period of time mutually agreed to by the Parties, the Party not in breach shall have the unconditional right and option to terminate this Agreement immediately upon giving to the Party in material breach written notice of such termination.
          16.3 Termination due to Efficacy and Safety Matters. If after mutual discussion, which discussion shall not exceed a period of [ *** ] months, REPLIDYNE determines that the results of Development reasonably indicate that it is not commercially reasonable to continue Development or to submit applications for or to obtain the Regulatory Approvals necessary for successful marketing and selling Drug Products in a given country for such indication for the Field in the Territory, or if REPLIDYNE concludes that such Development or preparation or submission of such applications and registrations shall be cancelled due to issues relating to the safety or efficacy of Drug Products in such country for such indication for the Field in the Territory, then after discussion with DSP, REPLIDYNE shall have the right, in its sole discretion, to terminate this Agreement in its entirety.
          16.4 Termination due to Difficulty in Commercialization. If REPLIDYNE determines that it would not be commercially reasonable to successfully commercialize the Drug Product in a country in the Territory or for a particular indication for reasons relating to the Drug Product or the relevant market for the Drug Product, including but not limited to (a) a material modification is required to the Development Plan or Sales and Marketing Plan, (b) a restriction on usage of the Drug Product is required on labeling or is anticipated to be required on the labeling due to adverse drug reactions experienced with the Drug Product, (c) there is a change in the relevant market for the Drug Product which REPLIDYNE reasonably believes is material, or (d) the license becomes non-exclusive pursuant to Section 8.3, REPLIDYNE shall explain to DSP the grounds for such difficulty in good faith and then both Parties shall discuss in good faith a modification to the economic terms of this Agreement in view of such situation. In case an agreement on such modified economic terms is not reached within [ *** ] months after the initiation of such discussion, REPLIDYNE shall have the right, in its sole discretion, to terminate this Agreement in its entirety.
          16.5 Other Cases for Termination. Either Party shall have the right and option to terminate this Agreement immediately at any time, by notice in writing to the other Party in the event that such other Party:
          (a) passes any resolution for or permits any proceedings for its winding up; or
          (b) makes a general assignment for the benefit of creditors; or
          (c) has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent; or
          (d) has filed against it or files any petition or answer seeking reorganization, readjustment, or arrangement of its business or debts and such action remains undismissed or unstayed for a period of more than sixty (60) days.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

     16.6 Guarantee on Mergers and Acquisitions. In case either Party (hereinafter referred to as the “Acquired Party”) is merged with or acquired or have sold of all or substantially all of its assets by a Third Party (hereinafter referred to as the “Acquiring Party”), the Acquired Party shall have such Acquiring Party to agree with the other Party to provide written assurance that the Acquiring Party will continue to perform and comply with all of the rights and obligations of the Acquired Party under this Agreement. In case any such assurance is not obtained within six (6) months of the effective date of such merger or acquisition, such other Party shall have the right and option to terminate this Agreement at any time within six (6) months after expiration of such six (6) month period, by ninety (90) days’ notice in writing to the Acquired Party.
ARTICLE 17 EFFECT OF TERMINATION.
     17.1 DSP Rights Upon Termination. If this Agreement is terminated in its entirety by DSP pursuant to Sections 16.2, 16.5, or 16.6, or by REPLIDYNE pursuant to Sections 16.2, 16.3, 16.4, 16.5, or 16.6:
          (a) all of the rights and licenses granted to REPLIDYNE hereunder, including without limitation the license granted under the Patents and Know-How to develop, manufacture, sell, offer to sell, distribute, use or import in or into the Territory and the license to use the DSP Logogram in the Territory shall automatically revert to DSP, without any assignment or other act on the part of REPLIDYNE, and REPLIDYNE shall cease immediately any business activities directly or indirectly connected with this Agreement in the Territory.
          (b) subject to subsection (c) below, DSP shall have the right (but not the obligation) to repurchase Drug Substance then in stock by REPLIDYNE, or REPLIDYNE’s Affiliates or Third Party sublicensees of REPLIDYNE, if any, at the same price paid by REPLIDYNE to DSP for such Drug Substance; and
          (c) notwithstanding subsection (a) above, for a period of six (6) months after such termination, but excluding cases of termination due to serious adverse events as provided for in Section 16.3, REPLIDYNE will be permitted to sell off its inventory of Drug Products then in stock in the Territory, as the case may be and to complete (or cause the completion of) the manufacture of Drug Products then in process and to sell such inventory and completed Drug Products in the Territory on the condition that REPLIDYNE pays to DSP the royalties payable, if any, on such sales in accordance with the terms of this Agreement and otherwise complies with this Agreement as if this Agreement had not terminated with respect to such sale and the payment of royalties with respect to such sales.
          (d) REPLIDYNE shall return to DSP within thirty (30) days after such termination, any information and data including the Know-How, transmitted to REPLIDYNE by DSP under this Agreement and all copies thereof (except for any copies REPLIDYNE or its Representatives are required to retain under Applicable Laws, in which event any such copies shall be kept confidential in accordance with Article 14 hereof), and REPLIDYNE shall not use directly or indirectly all said information and
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

data for the benefit of itself or of any Third Party in any way whatsoever, without DSP’s prior written consent.
          (e) Upon DSP’s request, DSP and REPLIDYNE shall negotiate in good faith regarding reasonable terms and conditions under which DSP may be granted a right to use, or have its Affiliates or Third Party licensee use the data and results generated by REPLIDYNE from the Development conducted under this Agreement and any REPLIDYNE Improvement.
          (f) Upon DSP’s request, DSP and REPLIDYNE shall negotiate in good faith regarding reasonable terms and conditions under which (i) REPLIDYNE may transfer to DSP or its designee all right, title and interest in and to the NDA and other applications for Regulatory Approvals that are filed or to be filed by REPLIDYNE with the Regulatory Authorities as the case may be and (ii) REPLIDYNE may otherwise provide reasonable assistance to DSP or its designee, at DSP’s expense, in filing with the Regulatory Authorities the application for Regulatory Approvals.
       17.2 Compensation In Case of Termination by REPLIDYNE. If this Agreement is terminated by REPLIDYNE before the initial NDA filing of the Drug Product, see Section 7.2(a).
ARTICLE 18 HOLD HARMLESS AND INSURANCE.
       18.1 Hold Harmless by REPLIDYNE. REPLIDYNE shall indemnify, defend and hold DSP and DSP’s Affiliates and their respective officers, directors, employees, partners and agents (“DSP Indemnitees”) harmless from and against any and all liability, damages, cost or expenses (including reasonable attorneys’ fees and disbursements) incurred as a result of any claim made or suit brought by a Third Party against a DSP Indemnitee arising out of the Development, manufacture, sale, or use of Drug Products by REPLIDYNE, except to the extent that such liability, damages, costs or expenses are caused by (a) DSP’s failure to supply Drug Substance that conforms with the specifications or that is made in compliance with cGMP or (b) the negligence or intentional misconduct or breach of covenant in this Agreement by the DSP Indemnitee. Upon receipt of any such claim or suit by any of the DSP Indemnitees, DSP or such DSP Indemnitees shall promptly notify REPLIDYNE in writing of such claim or suit and shall permit REPLIDYNE to defend against and control the defense of such claim or suit, provided that REPLIDYNE shall not compromise or settle such claim or suit without the written approval of DSP, and DSP shall have the right to participate in the defense of such claim or suit at its own expense. DSP or any DSP Indemnitee shall not compromise or settle such claim or suit without the prior written approval of REPLIDYNE.
       18.2 Hold Harmless by DSP. DSP shall indemnify, defend and hold REPLIDYNE and REPLIDYNE’s Affiliates and their respective officers, directors, employees, partners and agents (“REPLIDYNE Indemnitees”) harmless from and against any and all liability, damages, costs or expenses (including reasonable attorney’s fees and disbursements) incurred as a result of any claim made or suit brought by a Third Party against REPLIDYNE Indemnitee arising out of DSP’s manufacture and/or sale of Drug Substance supplied to REPLIDYNE that does not conform to its specifications or is not made in compliance with cGMP, except to the extent that
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

such liability, damages, costs or expenses are caused by the negligence or intentional misconduct or breach of covenant in this Agreement by the REPLIDYNE Indemnitee. Upon receipt of any such claim or suit by any of the REPLIDYNE Indemnitees, REPLIDYNE or such REPLIDYNE Indemnitees shall promptly notify DSP in writing of such claim or suit and shall permit DSP to defend against and control the defense of such claim or suit, provided that DSP shall not compromise or settle such claim or suit without the written approval of REPLIDYNE and REPLIDYNE shall have the right to participate in the defense of such claim or suit at its own expense. REPLIDYNE or any REPLIDYNE Indemnitee shall not compromise or settle such claim or suit without the prior written approval of DSP.
          18.3 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force during the Term of this Agreement and for a period of not less than seven (7) years after termination, cancellation or expiration of this Agreement the following insurance:
               (a) with respect to DSP: general liability insurance, including product liability insurance and blanket contractual liability coverage with bodily injury, death and property damage limits of $[ *** ] per occurrence and $[ *** ] in the aggregate; provided, however, that DSP’s obligation to have such insurance shall not be required until commencement of production of Drug Substance for use in clinical use and commercialization of the Drug Product(s); and
               (b) with respect to REPLIDYNE: (i) general liability insurance, including blanket contractual liability coverage with bodily injury, death and property damage limits of $[ *** ] per occurrence and $[ *** ] in the aggregate; and (ii) clinical studies and product liability insurance with bodily injury, death and property damage limits of not less than $[ *** ] per occurrence and $[ *** ] in the aggregate; provided, however, that REPLIDYNE’s obligation to have such insurance shall not be required until commencement of Development.
          After execution of this Agreement, and upon the other Party’s request thereafter, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty (30) days prior written notice to the insured Party of any cancellation, termination, or reduction of such insurance coverage. Each Party shall use its Commercially Reasonable Efforts to cause Third Parties engaged by a Party to perform its obligations under this Agreement to maintain such types of insurance coverage and for such period of time as are customary for such Third Parties given the nature of the services to be provided.
ARTICLE 19 REPRESENTATIONS, WARRANTIES, AND COVENANTS.
          19.1 Corporate Power. Each Party hereby represents, warrants and covenants that, as of the Effective Date, such Party is duly organized, validly existing under the laws of its state or country of incorporation and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

          19.2 Due Authorization. Each Party hereby represents and warrants that, as of the Effective Date, such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.
          19.3 Binding Obligations/No Conflict. Each Party hereby represents, warrants and covenants that, as of the Effective Date: (a) this Agreement is legal and valid obligation binding upon it and is enforceable in accordance with its terms; and (b) the execution, delivery and performance of this Agreement by such Party does not, and will not during the Term of this Agreement, conflict with any agreement, instrument or understanding to which it is a party or by which it is bound, nor to the best knowledge of each Party as of the Effective Date will such execution, delivery and performance violate any Applicable Laws.
          19.4 Ownership of Patents and Know-How. DSP represents and warrants that, as of the Effective Date:
          (a) it has sufficient legal and/or beneficial title to the DSP Patents and has either sufficient legal and/or beneficial title to the DSP KNOW-HOW and the DSP Logogram, or a license under the DSP KNOW-HOW and the DSP Logogram, with the right to grant sublicenses, necessary to grant to REPLIDYNE the rights it purports to grant to REPLIDYNE as provided under this Agreement;
          (b) it has lawfully obtained a license to Ciba-Geigy (Novartis) Patents, which includes the right to sublicense the Ciba-Geigy (Novartis) Patents to REPLIDYNE as provided under this Agreement;
          (c) there are no claims or demands of any person, firm, or corporation pertaining to the DSP Patents, the DSP Logogram, the Ciba-Geigy (Novartis) Patents, and to the best of its knowledge, no proceedings have been instituted or are pending or threatened, which challenge the rights of DSP under the DSP Patents, DSP Logogram, and the Ciba-Geigy (Novartis) Patents;
          (d) to the best of its knowledge, there are no matters which would be reasonably expected to affect the validity of the DSP Patents, DSP Logogram, and the Ciba-Geigy (Novartis) Patents;
          (e) to the best of its knowledge, there are no patents owned by Third Parties, or other proprietary rights of Third Parties, that would be infringed or misappropriated by the manufacture or use of the Drug Substance for the manufacture of the Drug Product, or by the development, manufacture, registration, use or sale of the Drug Product in the Territory, except for such patents and other proprietary rights which have been licensed to DSP and/or NISSO and that are licensed to REPLIDYNE under this Agreement;
          (f) it has received no written notice from any Third Party that the manufacture, use or sale of Drug Substance or Drug Product infringes the proprietary rights of such Third Party;
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

          (g) the royalty payment to Novartis in connection with the Ciba-Geigy (Novartis) Patents is the only royalty or other payment that is due or payable to any Third Party (related to the use of Patents or Know-How or otherwise) to permit REPLIDYNE and its Affiliates and their sublicensees to develop, make, use, market, sell, export, import or otherwise commercialize Drug Products in the Field in the Territory;
          (h) DSP owns all data, information, documentation, know-how, patent applications, patents, inventions and technology relating to Drug Substance and/or Drug Products that was generated by or on behalf of BAYER and/or its Affiliates prior to the Effective Date that is necessary or useful for the development and commercialization of the Drug Product, and as of the Effective Date, DSP has provided REPLIDYNE with true, complete and correct copies of all of the BAYER KNOW-HOW that is within DSP’s possession, and except as disclosed to REPLIDYNE prior to the Effective Date, and there are no patents or patent applications relating to Drug Substance and/or Drug Products that have been filed by or on behalf of BAYER, its Affiliates or any independent contractors who worked on behalf of BAYER;
          (i) Appendix A is a true, complete and current listing of the patents owned or Controlled by DSP that relate to the Drug Substance or Drug Product, and Appendix B is a true complete and current listing of the patents licensed by DSP from Ciba-Geigy (currently Novartis).
          (j) as of the Effective Date, it is in material compliance with all provisions of the license agreements under which DSP obtains its rights to the patents listed in Appendix A and Appendix B, and to the best of its knowledge, there exists no grounds for, or claims that could provide the basis for, the termination of such agreements; and
          (k) as of the Effective Date there is no pending or, to the best of its knowledge, overtly threatened action by relevant Regulatory Authorities that will have a material adverse effect on REPLIDYNE’s ability to conduct Development of the Drug Products in the Field.
          19.5 Maintenance of Existing Licensed Rights. During the Term of this Agreement, DSP covenants that it shall comply with all provisions of the agreements under which DSP obtains its rights to the patents listed in Appendix A and Appendix B and to the BAYER KNOW-HOW, and that it shall neither terminate such agreements or permit them to be terminated. If DSP receives a notice of default under any such agreement, DSP covenants that it shall promptly provide a copy of such notice to REPLIDYNE and shall thereafter keep REPLIDYNE reasonably advised as to the status of any such alleged or actual default and how it may or may not affect REPLIDYNE’s rights under this Agreement. If DSP is unable to cure such default, then prior to the expiration of any time limit to do so, DSP shall provide REPLIDYNE the opportunity to cure on DSP’s behalf.
          19.6 Debarment. During the Term of this Agreement, neither of the Parties shall knowingly use any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to 21 U.S.C. Section 335 (a) or (b) of the Act in connection with any of the activities to be carried out under this Agreement. DSP represents and warrants that, as of the
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Effective Date, it has not engaged in any conduct or activity which could lead to any debarment action. DSP further represents and warrants that, as of the Effective Date, to the best of its knowledge, none of the entities, laboratories or clinical sites, or their employees, representatives or agents participating in any pre-clinical or clinical studies prior to the Effective Date has been debarred.
     19.7 Due Diligence Materials. As of the Effective Date and to the best of its knowledge, DSP represents and warrants to REPLIDYNE that the due diligence information provided to REPLIDYNE prior to the Effective Date is true and correct in all material respects and does not fail to include information in the possession of or known to DSP and its Affiliates which would cause the due diligence information provided to REPLIDYNE to not be misleading.
ARTICLE 20 FORCE MAJEURE.
Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a default in or breach of this Agreement which is the result of war (whether declared or undeclared), acts of God, revolution, strike, fire, earthquake, flood, pestilence, riot, enactment or change of laws and regulations, accident(s), labor trouble, or shortage of or inability to obtain material, equipment or transport or any other cause beyond reasonable control of such Party. The performance of obligations hereunder shall be suspended during, but no longer than, the existence of such cause mentioned in this Section. In the event that a cause mentioned in this Section prevents or will prevent implementation of this Agreement for more than [ *** ] months, the Parties shall renegotiate the terms and conditions of this Agreement.
ARTICLE 21 NON-WAIVER.
A Party’s failure to exercise and or delay in exercising, any right, remedy, power or privilege hereunder, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
ARTICLE 22 MODIFICATION.
No modification, extension, or waiver of any provision of this Agreement shall be valid unless the same is in writing signed by the duly authorized officers of both Parties hereto.
ARTICLE 23 MISCELLANEOUS.
     23.1 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.
     23.2 Consequential Damages. Except with regard to each Party’s obligation to indemnify the other Party for indemnification liability to a Third Party under Sections 18.1 and 18.2 neither Party will be liable for any special, consequential, indirect, incidental or punitive
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

damages, under any cause of action, whether under any contract, negligence, strict liability or other legal or equitable theory, with respect to any subject matter of this Agreement and whether or not such Party or its agents have been advised of the possibility of such damage. This limitation shall apply notwithstanding any failure of essential purpose of any limited remedy provided herein.
     23.3 Severability. In the event that any one or more of the provisions of this Agreement should for any reason be held by the competent authorities in the Territory to be invalid, illegal or unenforceable, to the extent practicable such provision or provisions shall be reformed or renegotiated to as nearly approximate the original reasonable intent of the Parties as possible and the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     23.4 Accrued Obligation. Termination of this Agreement for any reason shall not release any Party hereto from any liability which at the time of such termination has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
     23.5 Independent Contractor. The relationship between DSP and REPLIDYNE is that of independent contractors. DSP and REPLIDYNE are not joint ventureers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting Parties. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
     23.6 Assignment. Any right and obligation hereunder is personal to the Parties hereto and shall not be assignable by either Party to any Third Party without the prior written consent of the other Party hereto, except in connection with any acquisition or merger of such Party or sale of all or substantially all of its assets under Section 16.6. This Agreement including any amendment and/or supplemental thereof shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.
     23.7 Survivorship. The provisions of Sections 5.4, 6.2.2(b), 6.2.8, 7.2(a), 8.3(b), 10.2. 10.3, 10.4, 12.2, 13.1, 16.1, 23.7 and Articles 14, 17, 18, 24, 25, and 27 shall survive the expiration or any termination of this Agreement for any reason.
     23.8 Entire Agreement. This Agreement and the Appendices hereto constitutes the entire agreement between the Parties hereto concerning the subject matter hereof and any representation, promise or condition in connection therewith, not incorporated in this Agreement, shall not be binding upon either Party, except that the Parties may amend this Agreement by a written agreement executed by the Parties. The Prior Agreements are hereby superceded and terminated completely, provided that the information and data disclosed by DSP to REPLIDYNE under the Prior Agreements shall constitute a part of Know-How and shall be subject to the provisions of this Agreement including, but not limited to, those of the Article 14 (Secrecy), and also that REPLIDYNE is entitled to use the remainder of Drug Substance
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

provided by DSP under Prior Agreements for the purpose of the Development. The Supply LOI and Supply Agreement shall govern supply matters.
     23.9 Captions. The captions of ARTICLES in this Agreement are for convenience only, and this Agreement shall not be construed or interpreted by reference to such captions.
ARTICLE 24 APPLICABLE LAW.
     This Agreement and any additional agreements to be executed in connection herewith between the Parties hereto shall be prepared in English language. This Agreement shall be governed by and construed in accordance with laws of the State of New York unless mandatory law of any country of the Territory is applicable.
ARTICLE 25 DISPUTE RESOLUTION.
     The Parties shall endeavor to resolve all conflicts and disputes arising out of or in any way in connection with this Agreement amicably between themselves. In the event the Parties are unable to amicably resolve any such conflict or dispute between themselves, any such conflict or dispute shall be finally settled by arbitration according to the rules of the International Chamber of Commerce (“ICC”). If a Party intends to commence arbitration to resolve such dispute, it shall give the other Party written notice (“Arbitration Notice”) of such intention and the issues to be resolved. The arbitration shall take place in Tokyo, Japan if REPLIDYNE demands arbitration, or in Colorado U.S.A, if DSP demands arbitration. The award shall be final and binding upon the Parties hereto. The arbitration shall be conducted by a panel of industry experts experienced in the issues comprising any such dispute. In no event shall the arbitration proceeding extend more than twelve (12) months from the date of filing of the Arbitration Notice with the ICC. Each Party shall bear its own expense in the arbitration and share equally the fees of the arbitration panel, unless such panel determines that its fees are to be paid by the non-prevailing Party. The Panel shall have the authority to award any remedy allowed by law or in equity, excluding however punitive damages and those damages described in Section 23.2.
ARTICLE 26 NOTICE.
All notice, given by one Party hereto to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective Parties:

If to DSP:	Daiichi Suntory Pharma Co., Ltd.
General Manager,
Business Planning & Development Dept.
7-2, Kojimachi 5-chome, Chiyoda-ku
Tokyo 102-8530, Japan
Facsimile Number: +81-3-5210-5068

If to REPLIDYNE:	Replidyne, Inc.
Chief Executive Officer
1450 Infinite Drive
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Louisville, Colorado 80302
U.S.A.
Facsimile Number: (303) 665 3455
     The notice under the preceding Section, unless otherwise provided, shall be deemed to be effective: (a) upon receipt if personally delivered or by facsimile with evidence of transmission; (b) on the tenth (10th) business day following the date of mailing if sent by registered or certified air mail; or (c) on the second business day following the date of transmission or delivery to the overnight courier if sent overnight courier. A Party may change its address listed above by sending notice to the other Party.
ARTICLE 27 PUBLICITY.
     Neither Party, without the prior written approval of the other Party, shall originate any publicity, news release or public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performance hereunder, (herein referred to as an “Announcement”), except to the extent such Announcement contains only information authorized for release in a previous Announcement, and except for such an Announcement which is required by law to be made, as determined by counsel for the Party making such Announcement. Other than Announcements required by law, a Party will give the other Party at least fifteen (15) business days’ advance written notice of the text of any proposed Announcement so that the other Party will have an opportunity to comment upon the Announcement. For an Announcement required by law, each Party will endeavor to give the other Party reasonable notice, which presumptively shall be thirty (30) days notice, unless circumstances require that the Announcement be released sooner. The Parties may make and publish the press release regarding execution of this Agreement each with the prior (written) notice to the other, provided, however, that the Parties shall discuss in good faith the timing, content of such press release.
ARTICLE 28 EXECUTION IN COUNTERPARTS.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date first above written in duplicate original, one (1) original to be retained by DSP and REPLIDYNE.

DAIICHI SUNTORY PHARMA CO., LTD.		REPLIDYNE, INC.

Signature:	/s/ George Nakayama	Signature:	/s/ Kenneth Collins

Name:	George Nakayama	Name:	Kenneth Collins

Title:	President	Title:	President and Chief Executive Officer

Date:	3/16/04	Date:	3/15/04

License Agreement
Signature Page
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Appendix A: DSP Patents
     1. Composition of Matter of faropenem daloxate:

Country	Application Date	Patent No.	Registration Date	Expiration Date
U.S.A	1991.08.16	5830889	1998.11.03	2015.11.03
U.S.A (divisional)	1991.08.16	5885981	1999.03.23	2015.11.03
Canada	1991.08.16	2089368	2002.08.06	2011.08.16
     2. Sustained Release Formulation:
The patent application filed in the US on March 3, 2004 which is the Application Number in Japan 2004 0022624.
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.
A-1

Appendix B: Ciba-Geigy (Novartis) Patents
6-substituted penem compounds (Ciba-Geigy)

Country	Application Date	Patent No.	Expiration Date
U.S.A	1980.11.18	4692442	2004.09.08
6-substituted thia-aza compounds (Ciba-Geigy)

Country	Application Date	Patent No.	Expiration Date
U.S.A	1989.08.21	4952690	2007.08.28
6-substituted thia-aza compounds (Ciba-Geigy)

Country	Application Date	Patent No.	Expiration Date
Canada	1979.01.31	1340273	2015.12.15
[ *** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.
B-1